EXHIBIT 99.1

BEVERLY NATIONAL CORPORATION

[For record holders]

Dear Shareholder:

Enclosed please find a copy of our Preliminary Prospectus dated             , 2006. This Preliminary Prospectus relates to our proposed offer and sale of up to $17,250,000 of our common stock. You should read the Preliminary Prospectus carefully for full information about the offering and the business of Beverly National Corporation (the Company).

Our Restated Articles of Organization provide that you, along with all other shareholders, have preemptive rights entitling you to purchase the shares to be issued in common stock offerings in proportion to your stockholdings under such terms and conditions as our Board of Directors has determined to be fair and reasonable. Consequently, as a holder of our common stock on                     , 2006 (the “Record Date”), you have the right to purchase a number of shares of common stock in the proposed offering equal to the product of (i) the total number of shares of common stock sold in the offering, including the maximum number of shares that may be sold upon the exercise of the underwriter’s over-allotment option, and (ii) the quotient of (A) the number of shares of common stock owned by you as of the Record Date, divided by (B)                     , the total number of shares of our common stock issued and outstanding as of the Record Date, rounded up to the nearest whole share. This means that you will be entitled to purchase one share of common stock for each 3.         shares of common stock you held on the Record Date, rounded up to the nearest whole share. To the extent our existing shareholders do not purchase the entire offering of shares of common stock (including the shares subject to the over-allotment option), the remaining shares will be available for sale to the general public, including you.

You must make your own decision whether to exercise your preemptive rights based on your own evaluation of your financial situation and our business and our offer as described in the Preliminary Prospectus. Neither our Board of Directors nor the underwriter or Oppenheimer & Company (“Oppenheimer”) makes any recommendation to you regarding the exercise of your preemptive rights or the purchase of shares of our common stock. You may experience substantial dilution of your percentage of equity ownership interest and voting power in us if you do not exercise you preemptive rights.

You may exercise your preemptive rights in the following manner. First, as soon as possible, you should contact Richard Grobman, Senior Managing Director of Oppenheimer at (800) 247-3243 to open a brokerage account in your name. The purpose of this account will be to facilitate your purchase of our shares in the offering but it does not obligate you to purchase any shares. If you have opened an account with Oppenheimer, they will contact you and indicate the offering price once the Company has set the offering price and entered into the underwriting agreement. If you have not already remitted funds to Oppenheimer, you will then have three business days to remit funds to them to purchase the shares you wish to purchase pursuant to your preemptive rights. You may also have the opportunity (but not the right) to purchase additional shares in the offering to the extent existing shareholders do not purchase the entire offering. Oppenheimer will follow all procedures required by the National Association of Securities Dealers when opening your account.

If you purchase shares, they will be placed in your account at Oppenheimer. You may then keep the shares in the account, sell some or all of them, have them transferred to another brokerage account or have share certificates issued in your name. There will be no charge to you for any of the above, except if you sell shares in your Oppenheimer account, in which case you will incur brokerage commissions.

Please contact Oppenheimer directly at (800) 247-3243. We cannot open the account for you or provide you any information concerning the Company or the offering that is not in the Preliminary Prospectus. However, if you have any difficulty in contacting Oppenheimer, you may contact Michael O. Gilles, our Executive Vice President and Chief Financial Officer, at (978) 720-1226 to assist you in this process.

Sincerely,

DONAT A. FOURNIER

President and Chief Executive Officer